Exhibit 21

Potlatch Corporation

Subsidiaries

The following subsidiaries are included in the company’s consolidated financial statements.

Name	State in Which Organized	Percentage of Securities Owned
Prescott & Northwestern Railroad Co.	Arkansas	100

St. Maries River Railroad Co.	Idaho	100

Warren & Saline River Railroad Co.	Arkansas	100

NaturNorth Technologies, LLC	Delaware	58

All unnamed subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. No separate financial statements are filed for any subsidiary.